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                      [Transmedia Network Inc. Letterhead]

January 5, 1999

Christine M. Donohoo
6807 Seton House Lane
Charlotte, North Carolina  28277

Dear Christine:

On behalf of Transmedia Network, Inc. ("the Company"), I am very pleased to offer you the position of President, Transmedia Service Company. In this position, you will report directly to the President and CEO of the Company.

The terms of our offer include the following:

1. Duties and Responsibilities - As President of Transmedia Service Company, you will be responsible for the day-to-day management and operating decisions of the membership side of the Company (Transmedia Network, Inc.). In addition, you will have full responsibility for all personnel decisions relating to the development and execution of the Company's overall marketing plan.

2. Starting Date - We would like you to start as soon as possible, however, we would expect you to assume this position on or before January 31, 1999.

3. Base Salary - Your annual base salary is $275,000 and is paid weekly. Your compensation (both base salary and target bonus) will be reviewed in October 1999 and annually thereafter.

4. Annual Bonus - Your annual target cash bonus opportunity for fiscal 1999 (FYE September 30, 1999) and thereafter is equal to 85% of your base salary at plan. Based upon the achievement of specific goals to be set and agreed to at the beginning of each fiscal year you may earn from zero up to 100% of your annual target bonus amount. If plan is exceeded, variable compensation will track linearly upward. Any bonus award for a fiscal year shall be calculated and paid during the first fiscal quarter of the following fiscal year. For the fiscal 1999 year you will be guaranteed a minimum bonus of 150,000 if your start date is January 31, 1999, or before. If your start date is February 1 or after, the guaranteed bonus will be a pro rata portion of the $150,000.

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5.       Car Allowance and Transmedia Card - You will receive a car allowance of
         $1,000 per month and a Transmedia Card for your business and personal use.

6. Stock Options - Subject to the terms and conditions of the Company's existing 1996 Long Term Incentive Plan ("LTIP"), you will receive 150,000 stock options upon the starting date of your employment. The strike price of the options will be the closing price of Transmedia stock on the starting date of your employment.

             o Vesting - These options will vest ratably on each of the first through fourth anniversaries of your starting date. Vested options will remain exercisable by you for ten years following the date of their grant or, in the event of the termination of your employment, for the period provided in the LTIP. If you are terminated for any reason other than "Cause" (as defined below), that period is ninety days from the date of termination. All unvested options will terminate upon the termination of your employment for any reason. During the term of your employment, you will be provided with accelerated vesting subject to the Company's stock price achieving certain closing price levels for 20 consecutive trading days as follows: 50% (of the total options granted you) vests if stock price is at or above $12; an additional 25% (of the total options granted you) vests if stock price is at or above $16; 100% (of the total options granted you) vests if stock price is at or above $20.

             o Annual grants - You will be eligible for annual option grants at the discretion of the CEO and the Compensation Committee of the Board.

7. Employee Benefits - In addition to all normal Company benefit plans, you will participate in the following Executive Benefit Plan:

             o Severance Arrangements - If your employment is terminated by Transmedia Network, Inc. for any reason other than "Cause" (as defined below), disability or death, you will receive payments equal to twelve months base salary (paid pursuant to Company's normal payroll practices) plus the guaranteed bonus (if any) for the fiscal year. You will have the option to continue coverage in the Company's health care plan for the statutory period provided by COBRA and we will pay for your costs associated with such participation. In addition, prior to the second anniversary of your starting date, the Company will provide accelerated vesting of your options on a pro rata basis (using the actual period elapsed from your start date to the date of termination divided by two years).

                 The Company will require that you sign and comply with a Termination Agreement as a condition of receiving severance benefits. This agreement will include a Non-compete Agreement (as described in paragraph 9 below),
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                 a general release of liability and a covenant not to sue the
                 Company or any affiliated company or any officer, director or employee thereof (provided however, that no provision of such release shall excuse the Company from full performance of its obligations as set forth in this offer). You will be deemed to have been terminated without Cause if there is any material diminution of the scope of your duties and responsibilities or a reduction in your base salary, target bonus, bonus plan parameters and a reduction, not applicable to executive employees generally, in employee welfare benefits (it being understood that the changes, if any, in employee welfare benefits shall be viewed in their entirety and not on a plan by plan basis). "Cause" shall mean (a) your willful failure to substantially perform the duties hereunder, (b) your willful failure to follow a written, lawful order or written directive from the President and CEO or (c) your conviction of a felony of any kind or any misdemeanor involving moral turpitude. Your receipt of any severance payments or benefits hereunder shall be conditioned upon your compliance with the non-compete provision below.

             o Change of Control - Upon a Change of Control event as defined in the LTIP and for a period of one year after such date, if you are terminated by the Company other than for cause, disability or death, the severance payments will be eighteen months base salary from the separation date plus the greater of the guaranteed bonus for that year (if any) or the pro rata portion of the full bonus potential for that year. Upon a change of control, unvested options will immediately vest as provided in the LTIP. You shall be entitled, for a 12 month period (or shorter if you receive coverage and benefits under the plans and program of a subsequent employer), to continued participation in employee welfare benefit plans in which you were participating on the termination date. You shall be deemed to have been terminated without cause if, after a change of control, there is any material diminution of the scope of your duties and responsibilities or a reduction in your base salary, target bonus, bonus plan parameters and a reduction, not applicable to executive employees generally, in employee welfare benefits (it being understood that the changes, if any, in employee benefits shall be viewed in their entirety and not on a plan by plan basis).

             o Annual Physical Examination - You shall be entitled to a comprehensive physical on an annual basis at Company expense. The Company suggests you schedule a comprehensive physical examination prior to the starting date of your employment.

8. Additional Benefits -The Company will establish an office in Charlotte, North Carolina to accommodate the marketing team that will be resident there. At some point in the future but not prior to June, 2000, the Company may request that you relocate to Corporate

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         Headquarters. It is understood that such request will not be unreasonably denied. A comprehensive relocation package will accompany such request.

9. Non-Compete - In the event you voluntarily or involuntarily leave Transmedia's employ, for a period of one year following your termination date or, if longer, for as long as you are receiving severance payments and benefits as provided above, you will not directly or indirectly (i) be employed by or perform work as a director, officer, independent contractor, partner, or consultant for any business in which the Company or any of its affiliates is engaged at such date in any geographic region in which the Company conducts business ("business" shall be defined as the marketing and sale of any card substantially similar to the Transmedia Card and/or the marketing and sale of discount restaurant, hotel, resort, travel or leisure products or services as more particularly set forth in the Company's 10-K filing effective as of the date of this offer).

10. Confidentiality - You shall treat as confidential and not disclose to any person not affiliated with Transmedia all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of Transmedia and its affiliates which are disclosed to you during your employment. The confidentiality agreement shall survive the termination of your employment for any reason.

On behalf of the entire Board of Directors of Transmedia Network, Inc., I am delighted to offer you the position of President of Transmedia Service Company and I look forward to your joining our team. If you have any questions, please contact me directly at 305-892-3314.

Sincerely,

/s/  Gene M. Henderson
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Gene M. Henderson
President and CEO


Agreement Accepted:

/s/  Christine M. Donohoo
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Christine M. Donohoo

Date:    1.5.99
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